                                                                  RULE 424(b)(3)
                                                              FILE NO. 333-36307
                                                       U.S. ENERGY SYSTEMS, INC.

                       SUPPLEMENT DATED NOVEMBER 20, 1997
                     TO PROSPECTUS DATED SEPTEMBER 30, 1997

     As a result of certain transfers and sales of Common Stock by certain Selling Shareholders, the table of Selling Shareholders in the Selling Shareholders Section of the Prospectus is hereby deleted and replaced in its entirety by the following table, which contains information as of November 19, 1997:

                                                                                SHARES OF COMMON STOCK
                                                      SHARES OF COMMON STOCK    TO BE OFFERED FOR THE
                                                     BENEFICIALLY OWNED PRIOR   SELLING SHAREHOLDER'S
                SELLING SHAREHOLDER                      TO THE OFFERING               ACCOUNT
                -------------------                  ------------------------   ----------------------
Howard A. Nevins(1)................................           238,000                  238,000
G. Henri Meijer(2).................................           238,000                  238,000
Kevin J. Schroeder(3)..............................            49,000                   49,000
R. Michael Harris, as Trustee of the R. Michael
  Harris Revocable Trust U/T/A July 1, 1990(4).....            70,000                   70,000
Richard H. Straeter(4).............................            14,629                   14,629
Matthew S. Stone(4)................................            14,000                   14,000
William F. Straeter(4).............................             6,371                    6,371
Christopher L. Stone(4)............................            14,000                   14,000
Hubert S. Barger or his successor as Trustee of the
  Hubert S. Barger Trust U/A dated December 12,
  1967, as amended(4)..............................            21,000                   21,000
Financial Research Associates, Inc. ...............            11,430                   11,430
Barry Minsky(5)....................................            40,000                   40,000

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(1) Howard A. Nevins is the Executive Vice President of the Company and sits on the Company's Board of Directors. Prior to the Company's acquisition of AES on August 18, 1997, Mr. Nevins was President and a Director of AES.
(2) G. Henri Meijer is the Manager of the Company's Environmental Division. Prior to the Company's acquisition of AES, Mr. Meijer was Secretary/Treasurer and a Director of AES.
(3) Kevin J. Schroeder was Vice President and a Director of AES prior to the Company's acquisition of AES.
(4) Held a direct or indirect ownership interest in AES prior to the Company's acquisition of AES.
(5) The shares being registered for resale by Mr. Minsky are shares of Common Stock underlying presently exercisable options held by Mr. Minsky.